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                    [LETTERHEAD OF THE LOEWEN GROUP INC.]


November 30, 1998


STRICTLY PRIVATE AND CONFIDENTIAL


Mr. Robert B. Lundgren
c/o The Loewen Group Inc.
4126 Norland Avenue
Burnaby, BC
VSG 3S8

Dear Bob:

     Pursuant to the authority and direction of the Board of Directors of The Loewen Group Inc. ("TLGI"), I am pleased to confirm your proposed employment arrangement with TLGI and subsidiaries and affiliates in accordance with the following terms and conditions:

1. You are employed as Chief Executive Officer and President of TLGI as of October 8, 1998.

2. Your agreed mandate, authority, duties and responsibilities are as described on Schedule "A" attached.

3.   Your compensation will be made up of the following:

     (a) A beginning annual base salary of $425,000.00 (US) per annum payable on TLGI's normal payroll basis. Your base salary and compensation package will be reviewed annually between September 30 and December 31 by the Compensation Committee of the Board of Directors.

     (b) Inclusion on all TLGI benefit programmes provided to senior executives of TLGI.

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     (c)  An automobile allowance of $600.00 (Cdn.) per month plus reimbursement for all reasonable operating expenses for your automobile including gas, oil, insurance and maintenance.

     (d)  Four weeks' vacation per annum.

     (e) TLGI will include you in its Directors and Officers' liability insurance coverage and in addition will provide indemnities to you as appropriate and as are permitted by applicable corporate law.

     (f) TLGI will pay initiation fees and annual dues for your membership in a club chosen by you and agreed upon by TLGI. TLGI will also pay the annual membership dues for such professional or business associations as may be appropriate.

     (g) TLGI will provide and pay for a cellular telephone and any additional appropriate computer or fax or other technological equipment intended primarily for business use.

     (h) TLGI will reimburse you for all reasonable expenses incurred directly in relation to your duties, upon presentation of receipts or invoices in support.

     (i) TLGI will reimburse you for your reasonable legal expenses incurred in connection with your negotiation of an employment arrangement with TLGI.

     (j) The provision of an employee stock option agreement pursuant to TLGI's Canadian employee stock option plan whereby you will have an option to purchase a total of 400,000 common shares of TLGI, vesting in five equal annual installments of 80,000 shares over a five-year period at an exercise price per share pursuant to the plan.

     (k) You will be eligible to participate in any bonus programmes offered to senior executives of TLGI. In the case of bonus programmes with a percentage of base salary target, your target shall be 50 to 100% of base salary on the same parameters as applicable to other senior executives.

          It is understood that there is no guarantee of a bonus with respect to any fiscal year and any bonus entitlement shall be solely as determined by the Compensation Committee and Board of Directors of TLGI in accordance with the stated compensation policies of TLGI.

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                                      -3-


4. You will within 10 days be provided a Change-In-Control/Severance Agreement similar to that provided to other senior executives of TLGI, providing protection and benefits in the event of a change in control as defined in such Agreement.

5.   With respect to your duties and responsibilities on behalf of TLGI:

     (a) At all times you will act in the best interests of TLGI; you will engage in no activity which is detrimental or prejudicial to TLGI, its reputation, or any of its business;

     (b) At no time will you represent, directly or indirectly, parties or interests that are prejudicial to or in conflict with the best interests of TLGI, its operations, or TLGI's acquisition programme;

     (c) You will at all times act honestly and faithfully in carrying out TLGI's instructions;

     (d) You will at all times represent TLGI in a professional manner and use your best efforts to promote TLGI's interests.

6. During the currency of this Agreement and following its termination you will at all times keep strictly confidential all internal, private information, data, materials and knowledge relating to TLGI or its business; nor during such times will you make any unauthorized use of any proprietary information, data or analysis of TLGI, or of specific corporate opportunities developed or in the process of development by TLGI.

7. In consideration of the stock option benefit provided to you in paragraph 3(j) herein, you covenant as follows: upon termination of this agreement by either party for any reason you will not, directly or indirectly, for a period of 24 months from termination, compete with TLGI in the funeral, cemetery or related businesses anywhere in the United States or Canada or the United Kingdom ("U.K."). In providing this covenant you acknowledge that the acquisition and general activities of TLGI extend across the United States and Canada and include the U.K.; that TLGI is engaged in an intensely competitive industry; that TLGI's main competitors seek acquisitions and operate competing businesses throughout the United States and Canada and the U.K.; and that your employment responsibilities, duties and knowledge cover the United States, Canada and the U.K.

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                                      -4-


     "Compete" includes directly or indirectly serving as an employee, shareholder, officer, director, consultant or advisor, and includes, directly or indirectly, the giving of financial assistance or acting as broker.

     "Business" or "businesses" includes either direct or indirect research or negotiation or work for, or in relation to, the acquisition, development or operation of funeral homes, cemeteries and related businesses. "Related businesses" includes funeral and cemetery insurance of all types.

8. (a) TLGI may terminate this Agreement only by resolution of the Board of Directors.

     (b) This Agreement may be terminated by TLGI for cause at any time by providing written notice. "Cause" shall include: gross negligence; dishonesty; incompetence; your material failure or inability to perform your duties and responsibilities hereunder; any activity or inactivity by you that materially and adversely affects the business operations or image of TLGI or its subsidiaries or affiliates; or any other material breach by you of this Agreement.

     (c) This Agreement may be terminated by TLGI without cause at any time by providing written notice. In the event of such termination by TLGI, and such termination not being subject to the agreement referenced in clause 4 preceding, TLGI shall provide to you normal compensation including all benefits for 12 months from the date of termination without obligation on your part to provide services.

9. This Agreement may be terminated by you on three months' written notice to TLGI.

10. In the event of termination of this Agreement for any reason, the provisions of clauses 6 and 7 hereof shall survive such termination.

11. This Agreement shall be governed by the laws of the Province of British Columbia. In the event of any dispute arising as to the content, meaning, or effect of this Agreement, the same shall be resolved by private arbitration pursuant to the rules of the British Columbia International Commercial Arbitration Center, with no provision for punitive damages. Notwithstanding the foregoing, TLGI shall be entitled to bring court proceedings seeking injunctive relief in respect of an alleged breach of clauses 6 or 7.

12. This Agreement may be amended only by a written instrument signed by both parties.

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13.  This Agreement and the agreements referenced in clauses 3(j) and 4 hereof constitute the entire agreement between the parties concerning the subject matter hereof and the agreements referenced in this clause 13 together supersede and replace any previous agreements, arrangements or understandings between the parties, written or otherwise.

14. This letter confirms TLGI's agreement with this employment proposal. To confirm your acceptance of and agreement with the employment proposal as outlined in this letter, please sign both copies and return one copy for our records, keeping a copy for yourself. This mutually signed letter will then constitute the employment agreement between us.

          We look forward to your leadership of our Company.


                                      Yours truly,

                                      THE LOEWEN GROUP INC.


                                      Per:   /s/ BRADLEY D. STAM
                                          ------------------------------------
                                           Bradley D. Stam
                                           Senior Vice President, Law

                                      ACCEPTED AND AGREED as of
                                      this 30th day of November, 1998.


                                      /s/ ROBERT B. LUNDGREN
                                      ----------------------------------------
                                          Robert B. Lundgren

Attachment

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                                SCHEDULE "A"

                            THE LOEWEN GROUP INC.
                                  ("TLGI")

              MANDATE, AUTHORITY, DUTIES AND RESPONSIBILITIES

                          CHIEF EXECUTIVE OFFICER

     The Chief Executive Officer ("CEO") is appointed by the Board of Directors. All senior executives of the Corporation report to him. The CEO reports to the Board of Directors.

     This mandate includes all the authority, duties and responsibilities normally attaching to the office of the CEO of a public company.

     This mandate of the CEO includes providing the senior executive leadership necessary for TLGI to achieve its short and long term financial and non-financial goals within an entrepreneurial corporate culture of integrity and excellence. This mandate embraces a range of CEO activity from hands on management to strategic planning together with the regular review and re-evaluation of short and long term TLGI goals. The CEO is also responsible for providing the senior executive leadership necessary for TLGI to maximize shareholder value.

     The CEO is also the President of TLGI and as President has all of the authority, duties and responsibilities normally attaching to the office of the President.

     The position of CEO includes the position of Co-Chair as outlined following. However, the position of CEO is not conditioned upon the CEO also being Co-Chair.

                              CEO AS CO-CHAIR

     The CEO while a Director of TLGI is also Co-Chair of the Board of Directors of TLGI.

     Because the CEO plays a central role in the Corporation's operations and in setting its strategic direction, and because of his special knowledge for TLGI's history and the industry in which TLGI operates, in the view of the Board the CEO provides unique leadership to the Board and is uniquely suited to be Co-Chair.

     The CEO as Co-Chair is deemed and agreed to be the "Chairman" or "Chairman of the Board" as referenced in the Articles of TLGI and accordingly Chairs meetings of the Board. The Board may appoint additional persons as Co-Chair, but such additional appointments shall be of an honorary nature only.

     The Board is satisfied that the fact that the CEO also serves as Co-Chair does not in any way constraint the Board's access to information, its assessment of management's performance, or its ability otherwise to discharge the duties to the Board to the Corporation.